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                    May 10, 2021

       Jason J. Winkler
       Chief Financial Officer
       Motorola Solutions, Inc.
       500 W. Monroe Street
       Chicago, IL 60661

                                                        Re: Motorola Solutions,
Inc.
                                                            Form 10-K For the
Year Ended December 31, 2020
                                                            Filed February 12,
2021
                                                            File No. 001-07221

       Dear Mr. Winkler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing